Exhibit 10.9

BANKING AND CREDIT UNION SERVICES AGREEMENT

This BANKING AND CREDIT UNION SERVICES AGREEMENT (this “Agreement”), dated April 7, 2022 (the “Effective Date”), is entered into by and between Sollensys Corp., a Nevada corporation (“SOLLENSYS”) and Celerit Corporation, an Arkansas corporation (“CELERIT”).

SOLLENSYS and CELERIT may be referred to herein individually as a “Party” and collectively as the “Parties”, and

WHEREAS, SOLLENSYS is a software developer and implementer of certain technology products, with a primary product that uses blockchain technology to protect and archive data, and a focus on customers in the aerospace and defense industries;

WHEREAS, CELERIT is software hosting, bank technology services and IT professional services business focused on certain financial services vertical markets;

WHEREAS, simultaneously with the execution of this Agreement, the Parties are parties to, and are closing on or about the Effective Date, that certain Amended and Re-stated Merger Agreement by and Among Sollensys Corp., S-Cc Merger Sub, Inc., S-Solutions Merger Sub, Inc., Celerit Corporation, Celerit Solutions Corporation and Terry Rothwell dated April [6], 2022 (which is referenced hereafter as the “Merger Agreement”);

WHEREAS, one of the conditions to closing the Merger Agreement, as set forth at [Section 2.08] therein, is for SOLLENSYS to assign to CELERIT exclusive rights and responsibility for sales, support and service of all SOLLENSYS products and services offered to banks and credit unions and to assign to CELERIT, or initially execute in CELERIT, any agreements related thereto;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Representations about Existing Banking and Credit Unions. SOLLENSYS represents and warrants that as of the Effective Date, SOLLENSYS has no customer services contract signed with any bank or credit union, and has no prospective customer which is a bank or credit union.

Section 2. Celerit Rights and Responsibilities. By June 30, 2022, Sollensys shall transition to Celerit exclusive rights and responsibility for all future sales, support and service of all Sollensys products and services offered to banks and credit unions (collectively, the “Banking Industry”). Any then existing Sollensys contracts, agreements or arrangements of any nature that involve Sollensys sales or services to the Banking Industry shall, no later than June 30, 2022, be assigned to Celerit for administration and performance. The contracts, agreements and arrangements described in the preceding sentence include any and all Sollensys sales agents and account representatives, by whatever title, selling to or servicing the Banking Industry on behalf of Sollensys. For avoidance of doubt, the Banking Industry as defined herein does not include any other financial institutions, including without limitation, pension funds, currency exchanges, and institutions trading in cryptocurrency and NFTs.

Section 3. Covenants.

a.	SOLLENSYS covenants and agrees to promptly (within 10 calendar days) refer to CELERIT all banks and credit unions who become, by whatever means or methods, prospective customers of SOLLENSYS after the Effective Date.

b.	CELERIT covenants and agrees to promptly follow-up on each SOLLENSYS referral in a reasonable and professional manner.

Section 4. Consideration. The consideration for the performance of the Parties hereunder is the consummation by each of the Parties of the Merger Agreement and its related transactions, which each of CELERIT and SOLLENSYS acknowledge and agree is valid and adequate consideration hereunder.

Section 5. Periodic Review. The parties shall periodically meet, no less than quarterly, to confer, review and coordinate over the state and progress of business development in the Banking Industry.

Section 6. Termination. This Agreements shall have an initial term of two (2) years from the Effective Date. Thereafter, this Agreement shall terminate forty-five (45) days after notice by either party to the other which reasonably documents a breach of the terms herein, and the breach remains uncured after thirty (30) days of receipt of the notice. In addition, this Agreement may be terminated for convenience upon adoption of a resolution by the board of directors of either party demanding termination, and such termination shall become effective ten (10) days after notice of the board resolution is tendered to the other party.

Section 7. Governing Law and Jurisdiction. The interpretation and construction of this Agreement, and all matters relating hereto, shall be solely governed by the laws of the State of Nevada, as applied to agreements performed wholly within the State of Nevada.

Section 8. Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the Parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 9. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed to be an original delivered to any of the Parties and all of which shall constitute one and the same instrument.

Section 10. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 11. Amendments. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by all of the Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the Effective Date.

For Sollensys Corp.:

By:	/s/ Donald Beavers
Name:	Donald Beavers
Title:	Chief Executive Officer

For Celerit Corporation:

By:	/s/ Terry Rothwell
Name:	Terry Rothwell
Title:	Chief Executive Officer

For Celerit Solutions Corporation:

By:	/s/ Terry Rothwell
Name:	Terry Rothwell
Title:	Chief Executive Officer